Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 28% First Quarter 2011 Revenue Growth

IRVINE, Calif. (April 21, 2011) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three months ended March 31, 2011.

John McDermott, Endologix President and Chief Executive Officer, said, “First quarter revenue grew by 28% year-over-year, reflecting our continued momentum in the marketplace as the innovation leader in the endovascular treatment of abdominal aortic aneurysms (AAA). Our expanded sales force is successfully driving adoption of our products with existing customers and introducing the benefits of anatomical fixation to new customers. We also expect to launch our new AFXTM Endovascular AAA System during the second half of the year, which will provide another important growth opportunity. Accordingly, we are reiterating our full year 2011 revenue guidance of $78 million to $82 million.”

Mr. McDermott added, “During the quarter we also continued to execute on our longer-term development and clinical initiatives. This includes the ongoing patient enrollment in our PEVAR (Percutaneous Endovascular Aneurysm Repair) clinical trial and further development of our VentanaTM and Nellix® programs. Ventana is a fenestrated-stent graft that will enable us to treat patients with more complex aortic anatomies, which represents approximately 20% of the diagnosed aneurysms. We plan to begin patient enrollment in an IDE trial in the U.S. this year and launch Ventana in Europe in 2012. The Nellix integration is going extremely well and we remain enthusiastic about our plans to launch this revolutionary new technology in Europe in 2012.”

Financial Results
Total revenue in the first quarter of 2011 was $18.5 million, a 28% increase from $14.5 million in the first quarter of 2010. Domestic revenue was $15.4 million, a 28% increase compared with $12.0 million in the first quarter of 2010. International revenue was $3.2 million, a 29% increase compared with $2.5 million in the first quarter of 2010.

Gross profit was $14.2 million in the first quarter of 2011, which represents a gross margin of 76.4%. This compares with gross profit of $11.1 million and a gross margin of 76.8% in the first quarter of 2010.

Total operating expenses were $19.0 million in the first quarter of 2011, a 68% increase compared with $11.3 million in first quarter of 2010. Marketing and sales expenses increased to $10.5 million in the first quarter of 2011 from $7.0 million in the same period last year. This increase included the effect of growth in the base business, development of a direct sales organization in Europe, and a one-time payment to transition our distribution relationship in Italy. Research, development and clinical expenses increased to $4.9 million in the first quarter of 2011 from $2.3 million in the same period last year due to the Nellix development program. General and administrative expenses increased to $3.6 million in the first quarter of 2011, from $2.1 million in the same period last year due to Nellix integration costs and an increase in patent litigation expenses.

Endologix reported a net loss for the first quarter of 2011 of $4.8 million, or $(0.09) per share, compared with a net loss of $225,000, or $(0.00) per share, for the first quarter of 2010.

Total cash and cash equivalents were $34.3 million as of March 31, 2011, compared with total cash and cash equivalents of $38.2 million as of December 31, 2010.

“Our first quarter 2011 financial results were in-line with our expectations on the top and bottom lines, driven by the effective execution of our strategic growth and development initiatives,” stated Endologix Chief Financial Officer Bob Krist. “We closed the quarter with more than $34 million in cash, giving us ample resources to continue investing in our base business growth, new product pipeline, and European sales force expansion."

Financial Guidance
Based on the first quarter results, the Company is reiterating its full year 2011 revenue and GAAP net loss per share guidance. The Company anticipates total revenue to be in the range of $78 million to $82 million, representing growth of 16% to 22%. In 2011, the Company expects to generate a GAAP net loss of between $0.25 to $0.30 per share due to planned investments in building a direct sales force in Europe and developing the acquired Nellix technology in anticipation of both a commercial launch in Europe and the initiation of a U.S. IDE clinical trial in 2012. The Company's 2011 loss per share guidance also includes ongoing investments in the U.S. sales force, research and development and clinical initiatives, and litigation expenses, but excludes the potential impact of adverse litigation outcomes, acquisitions, or other business development transactions.

Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 370293. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's flagship product is the Powerlink® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2011 financial guidance, the launch and market acceptance of new products and product sizes, planned investments in research and development and sales and marketing activities, the integration of Nellix's technology, the progress of clinical trial initiatives, and the establishment of a direct sales force in Europe, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenue:
Domestic revenue	$15,362	$12,015
Non - U.S. revenue	3,186	2,465
Total revenue:	18,548	14,480
Cost of revenue	4,373	3,361
Gross profit	$14,175	$11,119
Operating expenses:
Research, development and clinical	$4,923	$2,275
Marketing and sales	10,498	6,977
General and administrative	3,579	2,071
Total operating expenses	19,000	11,323
Loss from operations	$(4,825)	$(204)
Total other income(expense)	30	(21)
Net loss	$(4,795)	$(225)
Basic and diluted net loss per share	$(0.09)	$(0.00)
Shares used in computing basic and diluted net loss per share	55,906	47,994

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$34,346	$38,191
Accounts receivable, net	11,306	12,212
Other receivables	144	515
Inventories	10,390	8,350
Other current assets	644	560
Total current assets	56,830	59,828
Property and equipment, net	2,709	2,429
Goodwill	27,073	27,073
Intangibles, net	44,447	44,863
Other assets	268	182
Total Assets	$131,327	$134,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,355	$11,160
Current portion of long term debt	63	83
Current liabilities	11,418	11,243
Long term liabilities:
Other long term liabilities	29,250	29,229
Long term liabilities	29,250	29,229
Total liabilities	40,668	40,472
Stockholders' equity:
Common stock, $.001 par value; 75,000 shares authorized, and 57,084 and 56,896 shares issued, and 56,589 and 56,401 outstanding	57	57
Additional paid-in capital	231,568	230,017
Accumulated deficit	(140,305)	(135,510)
Treasury stock at cost, 495 shares	(661)	(661)
Total stockholders' equity	90,659	93,903
Total Liabilities and Stockholders' Equity	$131,327	$134,375

# # #